Exhibit 99.1

NEWS RELEASE

MARSH & McLENNAN COMPANIES ANNOUNCES INTENT TO SPONSOR A

RETIREMENT POLICY CENTER

M. Michele Burns to Lead Effort

NEW YORK, October 4, 2011 – Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice in the areas of risk, strategy and human capital, today announced its intent to sponsor a Retirement Policy Center. The new Center will be led by M. Michele Burns, who will serve as its full time Executive Director.  The mission of the Center will be to become a catalyst for new ideas and perspectives on retirement and to educate the public and key constituents on retirement public policy issues.

Ms. Burns joined Marsh & McLennan Companies in March 2006 as Executive Vice President and Chief Financial Officer and has served as Chairman and Chief Executive Officer of Mercer since September 2006.   Effective immediately, she will assume responsibility for the planning and design of the Center, while remaining available to assist during transition. Until a successor to Ms. Burns is named, Dan Glaser, Group President and Chief Operating Officer of Marsh & McLennan Companies, will oversee Mercer’s Executive Committee. The Company has begun a search for a new Chief Executive Officer of Mercer.

“Our decision to sponsor the creation of a Retirement Policy Center is focused on increasing national awareness of a critical issue that needs attention,” said Brian Duperreault, President and Chief Executive Officer of Marsh & McLennan Companies.  “At Marsh & McLennan we help clients solve complex problems, and our goal in creating this center is to broaden our reach to support the generation of ideas on retirement for the greater good of our aging population. Michele has been deeply involved in the issues of retirement, health and human capital at Mercer, and I could not think of a more capable and dedicated professional to lead this effort” he added.

“I am honored to be asked to lead the effort to build a center on such an important topic” said Michele Burns.  “The issue of retirement funding in a period of demographic shift is and should be top of mind for governments, businesses and individuals alike.  I commend Marsh & McLennan Companies for its commitment to sponsor this effort, and I am grateful for being selected for such an important undertaking. I know that together we can make a difference,” she added.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in delivering risk and insurance services and solutions; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting, outsourcing and investment services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies’ 52,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. For more corporate information, visit www.mmc.com or www.PartneringImpact.com, which highlights the Company’s world-class capabilities and its solutions for the complex problems enterprises face today.

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